Exhibit (10.20)
Amendment Five to
Standard & Poor’s Employee Retirement Plan Supplement
The Standard & Poor’s Employee Retirement Plan Supplement (the “S&P ERP Supplement”), as amended and restated as of January 1, 2008, is amended as provided below.
1.    Effective as of January 1, 2008, Section 5.01(a) is amended to provide as follows:
(a)    For each year that a Participant is employed by an Employer beginning on or after the later of (i) January 1 of the year in which the Participant’s participation in the Plan commenced or (ii) January 1, 1989, the Participant shall be entitled to receive a Benefit, expressed as a life annuity, in an amount equal to the applicable percentage of the sum of (A) the Participant’s Earnings for such year in excess of the maximum amount of compensation that may be taken into account under the ERP as a result of the limitation of Section 401(a)(17) of the Code in effect for such year, (B) any short-term incentive compensation for such year deferred by the Participant under the Key-Executive Plan, and (C) for each year after December 31, 1996, any salary earned for such year which is deferred by the Participant under any plan or arrangement of the Employer. Any salary or short-term incentive compensation that is deferred by a Participant shall be excluded from Earnings in the year paid to the Participant. Notwithstanding the foregoing, (x) subsection (A) of this Section 5.01(a) shall not apply to any year that begins on or after January 1, 2014, and (y) subsections (B) and (C) of this Section 5.01(a) shall not apply to any amount deferred under the Key-Executive Plan or any deferred salary or short-term incentive compensation that is deferred by the Participant on or after January 1, 2014.

2.	Effective January 1, 2008, Section 5.01(b) is renumbered as Section 5.01(c) and the following new Section 5.01(b) is added:
(b)    For purposes of Section 5.01(a), the applicable percentage is 1%, except that in the case of a Participant who was a participant in the ERP as of September 30, 1987, and who, as of that date, (A) had attained age 40 and (B) had completed at least five years of Continuous Service, the applicable percentage is 1.4%.
3.    Effective as of December 31, 2013, the following new Section 5.01(d) is added:

(d)
In addition, for 2013 only, a Participant who was an eligible employee on active status and a participant in the ERP on November 11, 2013, shall be entitled to receive an additional Benefit in an amount equal to 3% of the Participant’s Earnings for 2013 that are in excess of the maximum amount of compensation that may be taken into account under the ERP as a result of the limitation of Section 401(a)(17) of the Code in effect for 2013.

Except as set forth herein, the S&P ERP Supplement remains in full force and effect.

8048/50888-001 current/46035344v2         12/23/2014 11:43 am